UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                     POST-EFFECTIVE AMENDMENT NO. 2
                                  TO
                             FORM 8-A12G/A

            FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

              PURSUANT TO SECTION 12(b) OR (g) OF THE

                 SECURITIES EXCHANGE ACT OF 1934


               THE AMERICAN EDUCATION CORPORATION
   ------------------------------------------------------
   (Exact name of registrant as specified in its charter)


               Nevada                              73-1621446
      -----------------------                 -------------------
      (State of incorporation                  (I.R.S. Employer
          or organization)                    Identification No.)

   7506 N. Broadway Extension, Suite 505,
          Oklahoma City, Oklahoma                     73116
 ----------------------------------------           ----------
 (Address of principal executive offices)           (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value $0.025 per share


This Form 8-A12G/A amends our Form 8-A filed on April 25, 1983, as amended by Post-Effective Amendment No. 1 filed on August 29, 2000.

INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1.  Description of Registrant's Securities to be Registered.

The Company is authorized to issue 30,000,000 shares of the Company's common stock, $0.025 par value per share (the "Common Stock"), which Common Stock is quoted on the OTC Bulletin Board. There are 14,367,461 shares of Common Stock presently outstanding. The Company also has authorized 50,000,000 shares of preferred stock, $0.001 par value per share. There are currently no outstanding shares of preferred stock. This summary of certain provisions of the Common Stock and preferred stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles of Incorporation and the provisions of applicable law.

Common Stock

All shares of Common Stock have equal voting rights, and each outstanding share of Common Stock entitles the holder to one vote. Cumulative voting in the election of directors is not permitted. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any meeting of the stockholders, unless or except to the extent that the presence of a larger number may be required by law. The vote of the holders of a majority of the shares entitled to vote present, in person or by proxy, shall decide any question brought before the stockholders meeting.

Holders of shares of Common Stock are entitled to receive dividends if and when declared by the Board of Directors out of funds legally available therefore, subject to any preference that may be applicable to any then outstanding preferred stock. Upon the voluntary or involuntary liquidation of the Company, holders of Common Stock are entitled to receive ratably all assets remaining after payment of all obligations of the Company and the liquidation preference of any then outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights to acquire securities of the Company. There are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock

The Board of Directors has the authority, without further vote or action by the stockholders (unless stockholder approval is required in a specific case by applicable laws or regulations or stock exchange rules) to issue from time to time up to 50,000,000 shares of preferred stock as one class without series or in one or more series and to fix by resolution the designations, preferences, limitations and relative rights of the one class or each such series. The class as a whole or any series of preferred stock could, as determined by the Board of Directors at the time of issuance, rank with respect to dividends, limited voting rights, redemption and liquidation rights, senior to the Company's Common Stock.

Certain Effects of Authorized but Unissued Stock

The issuance of additional Common Stock or shares of preferred stock could have the effect of diluting voting power per share or the book value per share of the outstanding Common Stock. Also, the existence of unissued and unreserved Common Stock or preferred stock could, in certain instances, render more difficult or discourage a merger, tender offer or proxy contest, and thus potentially have an "anti-takeover" effect. An issuance of stock can make the acquisition of a company more difficult or more costly. An issuance of stock could deter the type of transactions that may be proposed or could discourage or limit the stockholders' participation in certain type of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their position. The Board of Directors of the Company will, however, consider any proposals to acquire control of the Company that may arise in the future in accordance with their fiduciary duties and their judgment as to the best interests of the stockholders of the Company at that time.


Item 2.  Exhibits.

3.1  Articles of Incorporation of the Company*

3.2  Bylaws of the Company**

4.1  Form of Stock Certificate***

* Filed as Annex B to the definitive Proxy Statement on Schedule 14A filed on October 12, 2001 (File No. 000-11078) and incorporated herein by reference.

** Filed as Annex C to the definitive Proxy Statement on Schedule 14A filed on October 12, 2001 (File No. 000-11078) and incorporated herein by reference.

*** Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE AMERICAN EDUCATION CORPORATION



By:  /s/ Jeffrey E. Butler
     ---------------------
     Jeffrey E. Butler, Chief Executive Officer



Date:  January 20, 2004





EXHIBIT 4.1
-----------



                               (LOGO)
       NUMBER        INCORPORATED UNDER THE LAWS      SHARES
                     OF THE STATE OF NEVADA
                     AUTHORIZED SHARES $.025 PAR
                     VALUE

THIS CERTIFICATE IS                               CUSIP 02553P 10 1
TRANSFERABLE IN
KANSAS CITY, MO OR                                 SEE REVERSE FOR
NEW YORK, NY                                     CERTAIN DEFINITIONS

THIS CERTIFIES THAT


Is The Owner of

     FULLY PAID AND NON-ASSESSABLE SHARES OF $.025 PAR VALUE COMMON
STOCK OF
                   THE AMERICAN EDUCATION CORPORATION

transferable only on the books of the Company in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the Transfer Agent and Registrar.

     IN WITNESS WHEREOF, the said Company has caused this Certificate to be executed by the facsimile signatures of its duly authorized officers and to be sealed with the facsimile seal of the Company.

Dated:                             (Seal)
                       The American Education Corporation
                                 Corporate
Thomas A. Shively,                  Seal           Jeffrey E. Butler
  Assistant Secretary              Nevada          Chairman of the
                                                   Board of Directors
COUNTERSIGNED AND REGISTERED
        UMB BANK, N.A.
                              TRANSFER AGENT
                               AND REGISTRAR

BY                          AUTHORIZED SIGNATURE


                       THE AMERICAN EDUCATION CORPORATION

                 TRANSFER FEE:  $20.00 PER NEW CERTIFICATE ISSUED

     The following abbreviations when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

  TEN COM  -as tenants in common       UNIF GIFT MIN ACT-...Custodian
  TEN ENT  -as tenants by the entireties         (Cust)(Minor)
  JT TEN   -as joint tenants with     under Uniform Gifts to Minors
            right of survivorship     Act..............................
            and not as tenants in               (State)
            common

Additional abbreviations may also be used though not in the above list.
--------------------------------------------------------------------

For Value Received,_____________________ hereby sell, assign and transfer unto

Please insert social security or other
identifying number of assignee

--------------------------------------

--------------------------------------------------------------------
(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF
ASSIGNEE)

--------------------------------------------------------------------
--------------------------------------------------------------------
--------------------------------------------------------------Shares
of the Common Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint -------------------------- ------------------------------attorney-in-fact to transfer the said stock on the books of the within-named Corporation, with full power of substitution in the premises.

Dated
     -----------------------
               -----------------------------------------------------
               -----------------------------------------------------
               NOTICE: THE SIGNATURE(S) TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME(S) AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

Signature(s) Guaranteed:

-------------------------------------

The signature(s) should be guaranteed by an eligible guarantor institution (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions with membership in an approved signature guarantee
Medallion Program), pursuant to S.E.C. Rule 17Ad-15.